Exhibit 10.06

Equitable Resources, Inc.

2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(amended and restated December 2, 2009)

ARTICLE I

 1.1      Purpose of Plan.

This Equitable Resources, Inc. 2005 Directors’ Deferred Compensation Plan (the “2005 Plan”) hereby is created to provide an opportunity for the members of the Board of Directors of EQT Corporation (the “Board”) to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board.  The 2005 Plan also shall administer the payment of stock units and phantom stock awarded pursuant to the 1999 Equitable Resources, Inc. Non-Employee Directors’ Stock Incentive Plan (the “NEDSIP”) or the EQT Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”).

ARTICLE II

DEFINITIONS

When used in this 2005 Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1       “Account” means the total of a Participant’s Deferral Account and Phantom Stock Account under the 2005 Plan.

2.2       “Beneficiary” means the person or persons designated or deemed to be designated by the Participant pursuant to Section 7.1 of the 2005 Plan to receive benefits payable under the 2005 Plan in the event of the Participant’s death.

2.3       “Change in Control” means any of the following events:

(a)                               The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Company common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company common stock and voting power immediately prior to such sale or disposition.

(b)                              The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, the following shall not constitute a Change in Control:  (i) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (ii) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds of the Continuing Directors then in office;

(c)                               The Company’s termination of its business and liquidation of its assets;

(d)                               There is consummated a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction:  (i) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (A) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company, or (B) any person or group that satisfied the requirements of subsection (b)(ii), above) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of common stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company); or

(e)                               The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving:  individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved.

2.4       “Code” means the Internal Revenue Code of 1986, as amended.

2.5       “Committee” means the Compensation Committee of the Board.

2.6       “Company” means EQT Corporation and any successor thereto.

2.7       “Deferral Account” means the recordkeeping account established on the books and records of the Company to record a Participant’s deferral amounts under Section 5.1 of the 2005 Plan, plus or minus any investment gain or loss allocable thereto under Section 5.4 of the 2005 Plan.

2.8       “Directors’ Fees” means the fees that are paid by the Company to members of the Board as compensation for services performed by them as members of the Board.

2.9       “Enrollment Form” means the agreement to participate and related elections filed by a Participant pursuant to Section 5.1 of the 2005 Plan, in the form prescribed by the Committee, directing the Company to reduce the amount of Directors’ Fees otherwise currently payable to the Participant and credit such amount to the Participant’s Deferral Account hereunder.

2.10     “Hardship Withdrawal” shall have the meaning set forth in Section 6.3 of the 2005 Plan.

2.11     “Investment Options” means the investment options described in Exhibit A to the 2005 Plan into which a Participant may direct all or part of his or her Deferral Account.

2.12     “Investment Return Rate” means:

(a)                               In the case of an Investment Option named in Exhibit A of a fixed income nature, the interest deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the Equitable Resources, Inc. Employee Savings Plan, originally adopted September 1, 1985, as amended (“EQT 401(k) Plan”);

(b)                              In the case of a Investment Option named in Exhibit A of an equity investment nature, the increase or decrease in deemed value and any dividends deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the EQT 401(k) Plan; or

(c)                               In the case of the EQT Common Stock Fund, the increase or decrease in the deemed value, and the reinvestment in the EQT Common Stock Fund of any dividends deemed to be credited, as determined in accordance with the procedures applicable to investments in the EQT Common Stock Fund under the EQT 401(k) Plan.

2.13     “Irrevocable Trust” means a grantor trust that may be established prior to the occurrence of a Change in Control of the Company to assist the Company in fulfilling its obligations under this 2005 Plan but which shall be established by the Company in the event of a Change in Control of the Company.  All amounts held in such Irrevocable Trust shall remain subject to the claims of the general creditors of the Company and Participants in this 2005 Plan shall have no greater rights to any amounts held in any such Irrevocable Trust than any other unsecured general creditor of the Company.

2.14     “Participant” means any non-employee member of the Board (i) who receives an award of Phantom Stock under the NEDSIP or the 2009 LTIP and/or (ii) who elects to participate in the 2005 Plan for purposes of deferring his or her Directors’ Fees by filing an Enrollment Form with the Committee pursuant to Section 5.1 of the 2005 Plan.

2.15     “Phantom Stock” means those shares of the common stock or stock units of the Company:

(i)	awarded pursuant to the NEDSIP or the 2009 LTIP, and

(ii)

which will be distributed to eligible 2005 Plan Participants in the form and medium and on the date or permissible payment event specified in the Phantom Stock Agreement, which date or permissible payment event is deemed to be incorporated by reference herein.

2.16     “Phantom Stock Account” means the recordkeeping account established on the books and records of the Company to record the number of shares of Phantom Stock allocated to a Participant under the 2005 Plan.

2.17     “Phantom Stock Agreement” means any agreements and/or terms of award of Phantom Stock under the NEDSIP or the 2009 LTIP pursuant to which Phantom Stock is or may be payable.

2.18     “2005 Plan” means this Equitable Resources, Inc. 2005 Directors’ Deferred Compensation Plan, as amended from time to time.

2.19     “Plan Year” means the twelve-month period commencing each January 1 and ending on December 31.

2.20     “Valuation Date” means the last day of each calendar quarter and any other date determined by the Committee or specified herein.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1       Eligibility for Phantom Stock Account.

Eligibility to participate in the 2005 Plan for purposes of the Phantom Stock Account under Article IV of the 2005 Plan is limited to those non-employee members of the Board who receive Phantom Stock pursuant to the terms of the NEDSIP or the 2009 LTIP.  An eligible Board member shall commence participation in the 2005 Plan for purposes of the Phantom Stock Account on the date on which an award of Phantom Stock is made to him or her pursuant to the terms of the NEDSIP or the 2009 LTIP.

3.2       Eligibility for Deferral Account.

Eligibility to participate in the 2005 Plan for purposes of deferring Directors’ Fees under Section 5.1 of the 2005 Plan is limited to non-employee members of the Board.  An eligible Board member shall commence participation in the 2005 Plan for purposes of deferring Directors’ Fees as of the first day of the Plan Year following the receipt of his or her Enrollment Form by the Committee in the preceding calendar year or within 30 days of first becoming eligible to participate in the 2005 Plan, aggregated within the meaning of Section 409A of the Code, if such date occurs after the commencement of the Plan Year.

ARTICLE IV

PHANTOM STOCK ACCOUNT

4.1       Phantom Stock Award.

As of the date of any Phantom Stock award pursuant to the terms of the NEDSIP or 2009 LTIP, the Phantom Stock Account of a Participant receiving such award shall be credited with the number of Phantom Stock units as specified in such award.  Separate subaccounts shall be maintained to accommodate different forms and media of payment applicable to specific Phantom Stock Agreements.  The Company shall not be required to contribute any shares or other property to the Irrevocable Trust for such awards.

4.2       Valuation of Phantom Stock Account; Deemed Reinvestment of Dividends.

As of each Valuation Date, the value of a Participant’s Phantom Stock Account shall equal (i) the value of the number of shares of Phantom Stock credited to such account as of the last Valuation Date, plus (ii) the value of the number of shares of Phantom Stock deemed to have been credited to such account as a result of the deemed reinvestment of any dividends deemed to have been paid on such Phantom Stock since the last Valuation Date.  Any dividends paid on the common stock of the Company shall be deemed to be paid on the Phantom Stock under the 2005 Plan in an equal amount; provided, however, that to the extent they are paid in a form other than additional shares of the common stock of the Company, they shall be deemed to be immediately reinvested in such number of shares of the common stock of the Company as are represented by the aggregate amount of the dividends divided by the value of one share of the common stock of the Company on the date the dividend is paid.

For purposes of this 2005 Plan, the “value” of a share of Phantom Stock shall be deemed to equal the closing price of a share of Company common stock as listed on the New York Stock Exchange (“NYSE”) on any date of reference.  In the event that the date of reference is a date on which the NYSE is not open for business, the value of a share of Phantom Stock shall equal the average of the closing prices on the dates immediately preceding and following the date of reference during which the NYSE was open for business.  Notwithstanding anything in this 2005 Plan to the contrary, the Company may adopt alternate procedures for determining the value of Phantom Stock in the event Company common stock ceases to be traded on the NYSE or to reflect the occurrence of a Conversion Event described in Section 4.3.

For purposes of determining the value of the Phantom Stock credited to a Participant’s Phantom Stock Account as of any time of reference, each share of Phantom Stock shall be deemed equivalent in value to one share of the outstanding shares of common stock of the Company.  For purposes of valuing a Participant’s Phantom Stock Account upon the termination of his or her membership on the Board, the Valuation Date shall be the business day coincident with the termination of the Participant’s Board membership.

4.3       Adjustment and Substitution of Phantom Stock.

In the event of:  (a) a stock split (or reverse stock split) with respect to the common stock of the Company; (b) the conversion of the common stock of the Company into another form of security or debt instrument of the Company; (c) the reorganization, merger or consolidation of the Company into or with another person or entity; or (d) any other action which would alter the number of, and/or shareholder rights of, holders of outstanding shares of the common stock of the Company (collectively, a “Conversion Event”), then, notwithstanding the fact that 2005 Plan Participants have no rights to the shares of Company common stock represented by their Phantom Stock Account nor to the shares of such Company common stock which may be contributed by the Company to the Irrevocable Trust, the number of shares of Phantom Stock then allocated to a Participant’s Phantom Stock Account shall be deemed to be converted, to the extent possible, to reflect any such Conversion Event to the same extent as the shares of holders of outstanding shares of Company common stock would have been converted upon the occurrence of the Conversion Event.  On and after any such Conversion Event, this 2005 Plan shall be applied, mutatis mutandis, as if the Participant’s Phantom Stock Account was comprised of the cash, securities, notes or other instruments into which the outstanding shares of Company common stock was converted.  Following the occurrence of a Conversion Event, the Board is authorized to amend the 2005 Plan as it, in its sole discretion, determines to be necessary or appropriate to address any administrative or operational details presented by the Conversion Event which are not addressed in the 2005 Plan.

4.4       Shareholder Rights.

Except as specifically provided herein, an award of Phantom Stock under the 2005 Plan shall not entitle a Participant to voting rights or any other rights of a shareholder of the Company.

4.5       Statement of Phantom Stock Account.

As soon as administratively feasible following the last day of each calendar quarter, the Committee shall provide to each eligible Participant a statement of the value of his or her Phantom Stock Account as of the most recent Valuation Date.

ARTICLE V

DEFERRAL ACCOUNT

5.1       Deferral of Directors’ Fees.

Any non-employee member of the Board may elect to defer a specified percentage of his or her Directors’ Fees under the 2005 Plan by submitting to the Committee a written Enrollment Form.  Such election shall be effective with respect to Directors’ Fees paid for services performed by such Participant beginning the first day of the Plan Year following the receipt by the Committee of the Participant’s Enrollment Form in the preceding calendar year and shall remain in effect for the Plan Year.  A Participant may not withdraw or amend his or her Enrollment Form during the Plan Year.

5.2       Investment Direction.

A Participant may direct that amounts deferred pursuant to his or her Enrollment Form be deemed to be invested in one or more of the Investment Options listed in Exhibit A to the 2005 Plan (a “New Money Election”) and credited with shares or units in each such Investment Option in the same manner as equivalent contributions would be invested under the same Investment Options available under the EQT 401(k) Plan.  Except as otherwise provided with respect to directions to invest in the EQT Common Stock Fund (“Company Stock Fund”), a Participant may direct that amounts previously credited to his or her Deferral Account and deemed invested in the available Investment Options be transferred between and among the then available Investment Options (a “Reallocation Election”).  Special rules apply to directions to invest in the Company Stock Fund.  No restrictions are placed on New Money Elections.  Accordingly, a Participant may make a New Money Election to invest in the Company Stock Fund or to cease future investments in such Fund in the same manner as any other Investment Option.  Reallocation Elections, however, may not direct that amounts previously credited to a Participant’s Deferral Account and which were directed to be invested in the Company Stock Fund be transferred out of such Fund and into another Investment Option.  Reallocation Elections into the Company Stock Fund are permitted.  Accordingly, no restrictions apply to Reallocation Elections directing that amounts previously credited to a Participant’s Deferral Account and which were directed to be invested in an Investment Option other than the Company Stock Fund be transferred out of such other Investment Option and into the Company Stock Fund.

Except as otherwise provided with respect to the Company common stock, regardless of whether the investment direction is a New Money Election or a Reallocation Election, a Participant’s Deferral Account shall only be deemed to be invested in such Investment Options for purposes of crediting investment gain or loss under Section 5.4 of the 2005 Plan and the Company shall not be required to actually invest, on behalf of any Participant, in any Investment Option listed on Exhibit A to the 2005 Plan.  Notwithstanding the preceding sentence, the Company may, but shall not be required to, elect to make contributions to an Irrevocable Trust in an amount equal to the amounts deferred by Participants and actually invest such contributions in the Investment Options elected by a particular Participant; provided, however, that the Company shall contribute shares of Company common stock to the Irrevocable Trust in an amount equal to the aggregate number of shares of Company common stock represented by Participant investment directions to the Company Stock Fund.  Any such contributions to an Irrevocable Trust and related investments shall be solely to assist the Company in satisfying its obligations under this 2005 Plan and no Participant shall have any right, title or interest whatsoever in any such contributions or investments.

All investment elections shall be made by written notice to the Committee in accordance with uniform procedures established by the Committee; provided, however, that investment directions to an Investment Option must be in multiples of whole percents (1%) or whole dollars ($1.00).  Any such investment election shall be effective as of the Valuation Date immediately following the date on which the written notice is received and shall remain in effect until changed by the Participant.  In the event that a Participant fails to direct the investment of his or her account, the Committee shall direct such Participant’s Deferral Account to an Investment Option named in Exhibit A of a fixed income nature.

5.3       No Right to Investment Options.

Notwithstanding anything in the 2005 Plan to the contrary, the Investment Options offered under the 2005 Plan may be changed or eliminated at any time in the sole discretion of the Benefits Investment Committee of the Company.  Prior to the change or elimination of any Investment Option under the 2005 Plan, the Committee shall provide written notice to each Participant with respect to whom a Deferral Account is maintained under the 2005 Plan and any Participant who has directed any part of his or her Deferral Account to such Investment Option shall be permitted to redirect such portion of his or her Deferral Account to another Investment Option offered under the 2005 Plan.

5.4       Crediting of Investment Return.

Each Participant’s Deferral Account shall be credited with deemed investment gain or loss at the Investment Return Rate as of each Valuation Date, based on the average daily balance of the Participant’s Deferral Account since the immediately preceding Valuation Date, but after such Deferral Account has been adjusted for any contributions or distributions to be credited or deducted for such period.  Until a Participant or his or her Beneficiary receives his or her entire Deferral Account, the unpaid balance thereof shall be credited with investment gain or loss at the Investment Return Rate, as provided in this Section 5.4 of the 2005 Plan.

5.5       Valuation of Deferral Account.

As of each Valuation Date, a Participant’s Deferral Account shall equal (i) the balance of the Participant’s Deferral Account as of the immediately preceding Valuation Date, plus (ii) the Participant’s deferred Directors’ Fees since the immediately preceding Valuation Date, plus or minus (iii) investment gain or loss credited as of such Valuation Date pursuant to Section 5.4 of the 2005 Plan, and minus (iv) the aggregate amount of distributions, if any, made from such Deferral Account since the immediately preceding Valuation Date.  For purposes of valuing a

Participant’s Deferral Account upon the termination of the Participant’s membership on the Board, the Valuation Date shall be the business day coinciding with the date of the termination of the Participant’s Board membership.

5.6       Statement of Deferral Account.

As soon as administratively feasible following the last day of each calendar quarter, the Committee shall provide to each Participant a statement of the value of his or her Deferral Account as of the most recent Valuation Date.

ARTICLE VI

PAYMENT OF BENEFITS

6.1       Payment of Phantom Stock Account.

On the date, or other permissible payment event under Section 409A of the Code, provided for payment pursuant to the terms of a Phantom Stock Agreement, which date or other permissible payment event under Section 409A of the Code is deemed to be incorporated by reference herein, the Company shall pay or distribute to the Participant or, in the event of the Participant’s death, to his Beneficiary, either an amount in cash equal to the value of the Participant’s Phantom Stock Account then payable, or the number of shares of Company common stock then payable, whichever medium is provided in the Phantom Stock Agreement (or elected by the Participant if such election was made available for such award of Phantom Stock), based on awards credited to the Participant’s Phantom Stock Account pursuant to Section 4.1 of the 2005 Plan, as determined in accordance with Article IV of the 2005 Plan, less any income tax withholding required under applicable law.

6.2       Payment of Deferral Account.

Thirty (30) days following a Participant’s termination of membership on the Board and in accordance with the election provided in Section 6.4 of the 2005 Plan, and without regard to whether the Participant is entitled to payment of his or her Phantom Stock Account, the Company shall pay, or commence payment to, the Participant or, in the event of the Participant’s death, to his Beneficiary, an amount equal to the value of the Participant’s Deferral Account, as determined in accordance with Article V of the 2005 Plan, less any income tax withholding required under applicable law.  Except as otherwise provided in the following sentence, such payment shall be made in cash in the form elected by the Participant pursuant to Section 6.4 of the 2005 Plan.  Notwithstanding the preceding sentence, to the extent the Participant had directed that any portion of his Deferral Account be invested in the Company Stock Fund, the Company shall distribute such portion in such number of shares of EQT Common Stock as would be represented by an equal amount invested in the Company Stock Fund under the Company 401(k) Plan.  For purposes of this 2005 Plan, the term “termination of membership”, when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

6.3       Hardship Withdrawal from Deferral Account.

In the event that the Committee, in its sole discretion, determines upon the written request of a Participant in accordance with uniform procedures established from time to time by the Committee, that the Participant has suffered an unforeseeable emergency, the Company may pay to the Participant in a lump sum as soon as administratively feasible following such determination, an amount necessary to meet the emergency, but not exceeding the aggregate balance of such Participant’s Deferral Account as of the date of such payment (a “Hardship Withdrawal”).  Any such Hardship Withdrawal shall be subject to any income tax withholding required under applicable law.  The Participant shall provide to the Committee such evidence as the Committee may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted.

For purposes of this Section 6.3, an “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or as otherwise defined in Section 409A of the Code from time to time.  The amount of a Hardship Withdrawal may not exceed the amount the Committee reasonably determines to be necessary to meet such emergency needs (including taxes incurred by reason of a taxable distribution) after taking into account the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by the cessation of future deferrals under the 2005 Plan.

The form of payment of the Hardship Withdrawal shall be a lump sum cash payment.  For purposes of reducing a Participant’s Deferral Account and adjusting the balances in the various Investment Options in which such reduced Deferral Account is deemed to be invested to reflect such Hardship Withdrawal, amounts represented by such Hardship Withdrawal shall be deemed to have been withdrawn first, on a pro rata basis, from that portion of his Deferral Account deemed to be invested in Investment Options other than the EQT Stock Fund (the “Non Stock Investments”) and, second, to the extent the Hardship Withdrawal cannot be fully satisfied by a deemed withdrawal of the Non Stock Investments, from the portion deemed invested in the Company Stock Fund.

Notwithstanding the preceding, to the extent the Participant had directed that any portion of his Deferral Account be invested in the Company Stock Fund, the Company shall distribute such portion in such number of shares of EQT Common Stock based on the value at the date of distribution.

6.4       Form of Payment.

(a)        Distributions from Deferral Accounts.  A Participant may elect to receive that portion of his or her Deferral Account payable hereunder in one of the following forms:

(i)                                   Annual payments of a fixed amount which shall amortize the value of the Deferral Account over a period of five, ten, or fifteen years (together, in the case of each annual payment, with interest and dividends credited thereto after the payment commencement date pursuant to Section 5.4 of the 2005 Plan); or

(ii)                           A lump sum.

Such an election must be made in writing in accordance with uniform procedures established by the Committee at the time of filing the Enrollment Form with respect to the Plan Year.  In the event a Participant fails to make a distribution election within the time period prescribed, his or her Deferral Account shall be distributed in the form of a lump sum.  Payment of the Deferral Account shall be made or commenced at the time specified in Section 6.2 upon the Participant’s separation from service.

(b)        Distribution of Company Common in Deferral Accounts.  In the event the Company is required to distribute some or all of a Participant’s Deferral Account in shares of EQT Common Stock in accordance with 2005 Plan Section 6.2, the aggregate amount of such shares shall be distributed in the same manner as the Participant elected in subsection (a).  To the extent the Participant elected an installment form of payment, the number of shares of EQT Stock to be distributed in each installment shall be determined by multiplying (i) the aggregate number of shares of EQT Common Stock deemed credited to the Participant’s Deferral Account as of the installment payment date by (ii) a fraction, the numerator of which is one and the denominator of which is the number of unpaid installments, and by rounding the resulting number down to the next whole number.

(c)        Distributions from Phantom Stock Accounts.  Distributions from a Participant’s Phantom Stock Account (including any subaccounts) shall be made in the form and medium specified in the applicable Phantom Stock Agreement, or in accordance with the Participant’s election if so permitted in connection with a particular Phantom Stock Agreement, which shall be consistent with the parameters of payment elections made under Section 6.4(a).  To the extent the Participant elected an installment form of payment, the number of shares of EQT Stock to be distributed in each installment shall be determined by multiplying (i) the aggregate number of shares of EQT Common Stock deemed credited to the applicable subaccount of the Phantom Stock Account as of the installment payment date by (ii) a fraction, the numerator of which is one and the denominator of which is the number of unpaid installments, and by rounding the resulting number down to the next whole number.

6.5       Payments to Beneficiaries.

In the event of a Participant’s death during his or her service on the Board, the Participant’s Beneficiary shall receive payment of the Participant’s Deferral Account and Phantom Stock Account (including any subaccounts) in the form and medium that would have been applicable to the Participant for such Account.  Payment of such amounts, less any income tax withholding required under applicable law, shall be made or commence, as the case may be, within sixty (60) days after the Participant’s death.  If no installment election was made by the Participant, the Participant’s Beneficiary shall receive payment of the Participant’s Deferral Account or Phantom Stock Account, as the case may be, in the form of a lump sum.  In the event of the Participant’s death after commencement of installment payments under the 2005 Plan, but prior to receipt of his or her entire Account, the Participant’s Beneficiary shall receive the remaining installment payments at such times as such installments would have been paid to the Participant until the Participant’s entire Account is paid.

6.6       Limited Account Size; Lump Sum Payment.

In the event that the value of a Participant’s Account is not greater than the applicable dollar limit under Section 402(g)(1)(B) of the Code as of the Valuation Date immediately preceding the commencement of payment to the Participant under the 2005 Plan pursuant to this Section, the Committee may inform the Company and the Company, in its sole discretion, may choose to pay the benefit in the form of a lump sum, notwithstanding any provision of the 2005 Plan or an election of a Participant under Section 6.4 of the 2005 Plan to the contrary, provided that the payment results in a termination and liquidation of the entirety of the Participant’s interest under the 2005 Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2) and the requirements of Treas. Reg. §1.409A-3(j)(v), or any successor regulation, are also satisfied with respect to such payment.

ARTICLE VII

BENEFICIARY DESIGNATION

7.1       Beneficiary Designation.

Each Participant shall have the sole right, at any time, to designate any person or persons as his or her Beneficiary to whom payment may be made of any amounts which may become payable in the event of his or her death prior to the complete distribution to the Participant of his or her Account.  Any Beneficiary designation shall be made in writing in accordance with uniform procedures established by the Committee.  A Participant’s most recent Beneficiary designation shall supersede all prior Beneficiary designations.  In the event a Participant does not designate a Beneficiary under the 2005 Plan, any payments due under the 2005 Plan shall be made first to the Participant’s spouse; if no spouse, then in equal amounts to the Participant’s children; if no children, then to the Participant’s estate.

ARTICLE VIII

ADMINISTRATION

8.1       Committee.

The Committee shall have sole discretion to:  (i) designate non-employee directors eligible to participate in the 2005 Plan; (ii) interpret the provisions of the 2005 Plan; (iii) supervise the administration and operation of the 2005 Plan; and (iv) adopt rules and procedures governing the 2005 Plan.

8.2       Investments.

The Benefits Investment Committee of the Company shall have the sole discretion to choose the Investment Options available under the 2005 Plan and to change or eliminate such Investment Options, from time to time, as it deems appropriate.

8.3       Agents.

The Committee may delegate its administrative duties under the 2005 Plan to one or more individuals, who may or may not be employees of the Company.

8.4       Binding Effect of Decisions.

Any decision or action of the Committee with respect to any question arising out of or in connection with the eligibility, participation, administration, interpretation, and application of the 2005 Plan shall be final and binding upon all persons having any interest in the 2005 Plan.

8.5       Indemnification of Committees.

The Company shall indemnify and hold harmless the members of the Committee and the Benefits Investment Committee and their duly appointed agents under Section 8.3 against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to the 2005 Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee or Benefits Investment Committee.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1       Amendment.

The Company (or its delegate) may at any time, or from time to time, modify or amend any or all of the provisions of the 2005 Plan.  Where the action is to be taken by the Company, it shall be accomplished by written action of the Board at a meeting duly called at which a quorum is present and acting throughout.  Where the action is to be taken by a delegate of the Company, it shall be accomplished pursuant to any procedures established in the instrument delegating the authority.  Regardless of whether the action is taken by the Company or its delegate, no such modification or amendment shall have the effect of reducing the value of any Participant’s Account under the 2005 Plan as it existed as of the day before the effective date of such modification or amendment, without such Participant’s prior written consent.  Written notice of any modification or amendment to the 2005 Plan shall be provided to each Participant under the 2005 Plan.

9.2       Termination.

The Company, in its sole discretion, may terminate this 2005 Plan at any time and for any reason whatsoever by written action of the Board at a meeting duly called at which a quorum is present and acting throughout; provided that such termination shall not have the effect of reducing the value of any Participant’s Account under the 2005 Plan as it existed on the day before the effective date of the termination of the 2005 Plan without such Participant’s prior written consent.  Any termination of the 2005 Plan shall not affect the time and form of payment of any Accounts.

ARTICLE X

MISCELLANEOUS

10.1     Funding.

The Company’s obligation to pay benefits under the 2005 Plan shall be merely an unfunded and unsecured promise of the Company to pay money in the future.  Except as otherwise provided in Section 5.2, prior to the occurrence of a Change in Control, the Company, in its sole discretion, may elect to make contributions to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the 2005 Plan.  Regardless of whether the Company elects to or otherwise contributes to an Irrevocable Trust, 2005 Plan Participants, their Beneficiaries, and their heirs, successors and assigns, shall have no secured interest or right, title or claim in any property or assets of the Company.

Notwithstanding the foregoing, upon the occurrence of an event resulting in a Change in Control, the Company shall make a contribution to an Irrevocable Trust in an amount which, when added to the then value of any amounts previously contributed to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the 2005 Plan, shall be sufficient to bring the total value of assets held in the Irrevocable Trust to an amount not less than the total value of all Participants’ Accounts under the 2005 Plan as of the Valuation Date immediately preceding the Change in Control; provided that any such funds contributed to an Irrevocable Trust pursuant to this Section 10.1 shall remain subject to the claims of the Company’s general creditors and provided, further, that such contribution shall reflect any Conversion Event described in Section 4.3.  Upon the occurrence of the Change in Control of the Company, any adjustments required by Section 4.3 shall be made and the Company shall provide to the trustee of the Irrevocable Trust all 2005 Plan records and other information necessary for the trustee to make payments to Participants under the 2005 Plan in accordance with the terms of the 2005 Plan.

10.2     Nonassignability.

No right or interest of a Participant or Beneficiary under the 2005 Plan may be assigned, transferred, or subjected to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary, or any other person.

10.3     Legal Fees and Expenses.

It is the intent of the Company that no Participant be required to incur the expenses associated with the enforcement of his or her rights under this 2005 Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder.  Accordingly, if after a Change in Control it should appear that the Company has failed to comply with any of its obligations under this 2005 Plan, or in the event that the Company or any other person takes any action to declare this 2005 Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to such Participant hereunder, the Company irrevocably authorizes such Participant to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction.  The Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by such Participant from the date of the Change in Control through the Participant’s death as a result of the Company’s failure to perform under this 2005 Plan or any provision thereof; or as a result of the Company or any person contesting the validity or enforceability of this 2005 Plan or any provision thereof.  All expenses shall be reimbursed to the Participant providing the relevant expense statements to the Company duly certified by him.  The expense reimbursements provided in this Section 10.3 shall be payable on a monthly basis following submission of expense statements for the prior month.  Notwithstanding the foregoing sentence, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Participant's taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year of the Participant shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.

10.4     No Acceleration of Benefits.

Notwithstanding anything to the contrary herein, there shall be no acceleration of the time or schedule of any payments under the 2005 Plan, except as may be provided in regulations under Section 409(A) of the Code.

10.5     Captions.

The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

10.6     Governing Law.

The provisions of the 2005 Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

10.7     Successors.

The provisions of the 2005 Plan shall bind and inure to the benefit of the Company, its affiliates, and their respective successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a participating affiliate and successors of any such corporation or other business entity.

10.8     No Right to Continued Service.

Nothing contained herein shall be construed to confer upon any Participant the right to continue to serve as a member of the Board or in any other capacity.

EXHIBIT A

The following are the Investment Options that are used in determining the Investment Return Rate under the Plan as of January 1, 2005.

Account Name

EQT Common Stock Fund
Alger Mid Cap Growth Institutional Class
American AAdvantage Small Cap Value Fund-Plan Ahead Class
American Funds® Growth Fund of America®
American Funds Washington Mutual
Fidelity Balanced Fund
Fidelity Contrafund®
Fidelity Diversified International Fund
Fidelity Freedom Income Fund®
Fidelity Freedom 2005 FundSM
Fidelity Freedom 2010 Fund®
Fidelity Freedom 2015 FundSM
Fidelity Freedom 2020 Fund®
Fidelity Freedom 2025 FundSM
Fidelity Freedom 2030 Fund®
Fidelity Freedom 2035 FundSM
Fidelity Freedom 2040 Fund®
Fidelity Retirement Money Market Portfolio
Fidelity Small Cap Independence Fund
Lord Abbett Mid-Cap Value Fund-Class A
Oppenheimer Developing Markets Fund
PIMCO High Yield Fund - Administrative Class
PIMCO Total Return Fund-Administrative Class
Spartan® Total Stock Market
Spartan® U.S. Equity Index Fund